Exhibit (a)(1)(I)

IMMEDIATE ATTENTION REQUIRED

July 3, 2007

Dear Plan Participant holding units in the Employee Stock Ownership Plan (“ESOP”) Equity Unit Fund of the SchwabPlan Retirement Savings and Investment Plan:

The enclosed tender offer materials and Direction Form require your immediate attention.

The tender offer materials describe an offer by The Charles Schwab Corporation (the “Company”), to purchase up to 84 million shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), at a price not greater than $22.50 nor less than $19.50 per share, net to the seller in cash, and without interest (the “Offer”).

The Offer applies not only to shares you may hold directly, but also to shares (both vested and unvested) of Common Stock you may hold as a participant in the SchwabPlan Retirement Savings and Investment Plan (the “Plan”), which are held as part of your holdings in the ESOP Equity Unit Fund, a unitized stock fund offered in the Plan.

If you also hold units of the 401(k) Equity Unit Fund in the Plan, you will receive separate tender offer materials and Direction Forms. If you wish to tender shares of Common Stock from either of the Equity Unit Funds or both, you must complete the separate tender offer materials for the applicable Fund(s), or complete the tender offer materials online as described in the following paragraph.

As described below, you have the right to direct the Plan’s sub-custodian and purchasing agent, Investors Bank & Trust Company, (the “Purchasing Agent”), to tender shares of the Common Stock that are part of the units you hold in the ESOP Equity Unit Fund as a participant in the Plan. If you choose to tender shares of Common Stock that are part of the units you hold in the ESOP Equity Unit Fund, you must submit your tender direction to https://www.tabulationsplus.com/schw-esop (the “Internet Direction Form”) or you must complete the enclosed Direction Form and return it to Ellen Philip Associates (the “Tabulator”) in the enclosed return envelope. The Tabulator will provide your directions to the Purchasing Agent on your behalf. NO MATTER HOW SUBMITTED, IF YOUR PROPERLY COMPLETED DIRECTION IS NOT RECEIVED BY THE TABULATOR BY 4:00 P.M., EASTERN TIME, ON FRIDAY, JULY 27, 2007, UNLESS THE TENDER OFFER IS EXTENDED, THE SHARES ALLOCABLE TO THE UNITS YOU HOLD IN THE ESOP EQUITY UNIT FUND WILL NOT BE TENDERED IN ACCORDANCE WITH THE TENDER OFFER. If the Offer is extended, the deadline for receipt of your direction will be, to the extent feasible, at 4:00 p.m., Eastern Time, two business days prior to the expiration date of the Offer. If you do not submit the Internet Direction Form on a timely basis or do not complete the enclosed Direction Form and return it to the Tabulator on a timely basis, you will be deemed to have elected not to participate in the Offer and no shares allocable to the units you hold in the ESOP Equity Unit Fund will be tendered.

You are not eligible to participate in the Offer using the Internet Direction Form or the enclosed Direction Form unless you are a participant in the Plan and you hold units of the ESOP Equity Unit Fund as of 4:00 p.m., Eastern Time, on Friday, July 27, 2007.

The remainder of this letter describes the ESOP Equity Unit Fund and summarizes the Offer, your rights under the Plan and the procedures for completing and submitting the Internet Direction Form or the enclosed Direction Form. You should also review the more detailed information provided in the Offer to Purchase, dated July 3, 2007 (the “Offer to Purchase”), enclosed with this letter.

ESOP

About The Charles Schwab Corporation Common Stock Investments in the Plan

As a Plan participant, you had contributions made to the Plan on your behalf that were invested, prior to 2001, in the Plan’s ESOP Equity Unit Fund. The ESOP Equity Unit Fund is what is known as a “unitized” stock fund. A unitized stock fund consists primarily of shares of Common Stock plus an amount of cash (or cash equivalents) intended to provide for liquidity within the Fund. If a portion of your Plan account is invested in the ESOP Equity Unit Fund, your Plan account is credited with units that represent your interest in the ESOP Equity Unit Fund, and not in actual shares of Common Stock.

Each unit of the ESOP Equity Unit Fund is comprised of a certain number of shares of Common Stock and a small amount of cash or cash equivalents. The Tabulator, together with the Plan’s recordkeeper (the “Recordkeeper”) as authorized by the trustee for the Plan (the “Plan Trustee”), will determine the actual number of shares to tender based on instructions received from Plan participants and by calculating the number of shares allocable to the units of the ESOP Equity Unit Fund held by Plan participants as of 4:00 p.m., Eastern Time on July 27, 2007 for which instructions to tender have been received. The Purchasing Agent may not tender shares for which no directions are received, nor may the Plan Administrator instruct the Plan Trustee to direct the Purchasing Agent to tender those shares. On or about July 31, 2007, the Purchasing Agent will transfer the tendered shares to Wells Fargo, the designated depositary for the Offer.

To obtain information on the number of units in the ESOP Equity Unit Fund you hold under the Plan, information on the number of shares of Common Stock that are currently allocable to your units of the ESOP Equity Unit Fund, or other general information about your ESOP Equity Unit Fund holdings in the Plan, please call the Schwab Retirement Plan Services Hotline at 1-800-724-7526 or visit schwabplan.com. Login as a participant, select the “Account” tab, and then select “Positions”, and you will be able to view the number and market value of the units of the ESOP Equity Unit Fund you currently hold. To calculate the approximate number of shares of Common Stock that are allocated to you based on the number of the units of the ESOP Equity Unit Fund you currently hold in the Plan, multiply the current market value of your units in the ESOP Equity Unit Fund by 99.25% (this is less than 100% to account approximately for the cash or cash equivalents held in the fund) and then divide that result by the current market price of Schwab Common Stock.

About the Offer

The Company has made an Offer to its stockholders to purchase up to 84 million shares of its common stock, $0.01 par value per share, at a price not greater than $22.50 nor less than $19.50 per share, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase. The Company will select the lowest purchase price (in increments of $0.10) within the price range specified above that will allow it to purchase 84 million shares or such lesser number of shares as are properly tendered and not properly withdrawn, subject to its right to increase the total number of shares purchased to the extent permitted by law. All shares acquired in the Offer will be acquired at the same purchase price (such purchase price, the “Final Purchase Price”) regardless of whether the stockholder tendered at a lower price.

The enclosed Offer to Purchase sets forth the objectives, terms and conditions of the Offer and is being provided to all of the Company’s stockholders, including participants in the Plan. To understand the Offer fully and for a more complete description of the terms and conditions of the Offer, including its proration provisions, you should carefully read the entire Offer to Purchase. All of the terms and conditions of the Offer apply to Plan participants, except as specifically set forth in this letter.

The Offer includes shares held by Plan participants as part of their holdings in the ESOP Equity Unit Fund. As of June 28, 2007, the Plan held approximately 19,497,901 shares of Common Stock in the ESOP Equity Unit Fund. Only the Purchasing Agent can tender these shares in the Offer.

Nonetheless, as a participant under the Plan, you have the right to direct the Purchasing Agent whether or not to tender some or all of the shares attributable to your holdings in the ESOP Equity Unit Fund, and at what price or prices, and the Plan Trustee will deliver your instructions received from the Tabulator to the Purchasing Agent. Absent specific instructions to the contrary from the Plan Administrator as may be required by applicable law, the Purchasing Agent will tender shares attributable to the Plan in accordance with your instructions and the applicable direction by the Plan Trustee, and the Purchasing Agent will not tender shares attributable to the Plan for which it does not receive timely instructions. If you do not submit the Internet Direction Form on a timely basis or do not complete the enclosed Direction Form and return it to the Tabulator on a timely basis, you will be deemed to have elected not to participate in the Offer and no shares of Common Stock held as part of the units you hold in the ESOP Equity Unit Fund will be tendered.

For information related to the tender offer, please contact the Information Agent (D.F. King & Co., Inc.) at 1-800-659-6590 between 8:00 a.m. and 10:00 p.m., Eastern Time, Monday through Friday and 11:00 a.m. and 6:00 p.m., Eastern Time, on Saturday.

It Is Your Decision Whether to Tender

The Board of Directors of the Company has approved the Offer. However, none of the Company, its Board of Directors, the Plan Administrator, the Plan Trustee, the Purchasing Agent, the Tabulator, the Recordkeeper, UBS Securities LLC (the “Dealer Manager” for the Offer), Wells Fargo Bank, N.A. (the “Depositary” for the Offer), or D.F. King & Co., Inc. (the “Information Agent” for the Offer) makes any recommendation to you as to whether you should tender or refrain from tendering the shares allocable to the units you hold in the ESOP Equity Unit Fund or as to the purchase price or prices at which you may choose to tender the shares allocable to the units you hold in the ESOP Equity Unit Fund. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER THE SHARES ALLOCABLE TO THE UNITS YOU HOLD IN THE ESOP EQUITY UNIT FUND AND, IF SO, WHAT PERCENTAGE OF THE SHARES ALLOCABLE TO THE UNITS YOU HOLD IN THE ESOP EQUITY UNIT FUND TO TENDER AND THE PRICE OR PRICES AT WHICH TO TENDER. In doing so, you should read and evaluate carefully the information in the Offer, including the Company’s reasons for making the Offer, and should discuss whether to tender your shares with your financial or tax advisor.

On July 2, 2007, the Company entered into a stock purchase agreement (the “Stock Purchase Agreement”) with Charles R. Schwab, our Chairman and Chief Executive Officer and our largest stockholder, and with certain additional stockholders whose shares Mr. Schwab is deemed to beneficially own. Under the Stock Purchase Agreement, Mr. Schwab and the other stockholders who are parties to the agreement have agreed not to participate in the Offer, and instead, have agreed to sell, and the Company has agreed to purchase, 18 million shares (which will be proportionately increased or decreased if the number of shares purchased in the Offer is higher or lower than the number of shares that the Company is currently offering to purchase). None of our other directors and executive officers intends to tender any of their shares in the Offer, except for Stephen T. McLin, a director, who intends to tender 25,000 shares.

Tax Consequences

While Plan participants will not recognize any immediate tax gain or loss as a result of the Offer, the tax treatment of future withdrawals or distributions from the Plan may be adversely impacted by a tender and sale of shares of Common Stock that are part of the units you hold in the ESOP Equity Unit Fund. Specifically, under current federal income tax rules, if you receive from the Plan a lump sum distribution that includes Schwab shares that have increased in value while they were held by the Plan, you may have, under certain circumstances, the option of deferring the payment of taxes on this increase in value until you sell the shares. This increase in value is referred to as “net unrealized appreciation.” When the shares are sold, any gain up to the amount of the untaxed net unrealized appreciation will be taxed as long-term capital gain. If shares credited to your individual ESOP Equity Unit Fund are purchased by the Company in the Offer, you will no longer be able to take advantage of this tax benefit on these shares. Please log on to www.schwabplan.com and click on “Plan Services” – “Withdrawals” – “Distribution Center” – “Distribution Decision Making Guide” – “What to do with Your Company Stock” for more information regarding the tax issues related to the shares of Common Stock held in the ESOP Equity Unit Fund. In addition, you should discuss whether to tender your shares with your financial or tax advisor.

Effect of Tender on Your Account: Investment Proceeds, the Restricted Period

For any shares allocable to the units you hold in the ESOP Equity Unit Fund in the Plan that are tendered and purchased by the Company, the Company will pay cash to the Plan. INDIVIDUAL PARTICIPANTS IN THE PLAN WILL NOT RECEIVE ANY CASH TENDER PROCEEDS DIRECTLY. ALL SUCH PROCEEDS WILL BE INVESTED IN YOUR ACCOUNT IN THE PLAN. DISTRIBUTIONS TO INDIVIDUAL PLAN PARTICIPANTS OUTSIDE OF THE PLAN CAN ONLY BE MADE IN ACCORDANCE WITH THE TERMS OF THE PLAN.

Pursuant to the terms of the Plan, the Plan Trustee will receive the cash proceeds with respect to the shares allocable to the units you hold in the ESOP Equity Unit Fund and will process sales of a proportionate number of units of the ESOP Equity Unit Fund whose number is calculated based on the underlying allocated number of shares tendered. The cash proceeds resulting from the sale of units you hold in the ESOP Equity Unit Fund will be invested within your Plan account in accordance with the investment elections you have on file at the time proceeds are received. If you do not have investment elections on file, the proceeds will be invested on your behalf in the SchwabPlan Stable Value Fund. With respect to Plan participants whose employment at Schwab was terminated previously, your proceeds will be invested pursuant to your investment elections on file, which may have been adjusted based on changes made to the investment options available under the Plan. If you would like more information regarding your investment elections on file or if you want to change your investment elections as they apply to the tender offer proceeds, log on to schwabplan.com and change your investment elections for future contributions or call the Schwab Retirement Plan Hotline at 1-800-724-7526. Such investment will occur as soon as administratively possible after receipt of proceeds. Once the proceeds have been received and have been invested, you may transfer them to other available investment funds within the Plan.

The period from 4:00 p.m., Eastern Time, on Friday, July 27, 2007, or such later date if the Offer is extended, until such time as the processing of participant accounts is completed is referred to as the “Restricted Period.” Please note that during the Restricted Period, shares of Common Stock that are in the “tendered position” and your units in the ESOP Equity Unit Fund representing such shares will not be available for other transactions through the Plan. This includes any rebalancing, transfers, loans, and withdrawals. If you request any transaction through the Plan’s website that would involve shares of Common Stock in a tendered position, the transaction will be blocked.

In addition, due to technical limitations of schwabplan.com, if you tender any shares of Common Stock allocable to the units you hold in the ESOP Equity Unit Fund, during the Restricted Period, you also will not be able to conduct transactions through the schwabplan.com automated system that involve any units in the ESOP Equity Unit Fund representing the non-tendered shares of Common Stock. However, you may conduct transactions that involve units in the ESOP Equity Unit Fund representing the non-tendered shares of Common Stock by calling the Schwab Retirement Plan Hotline at 1-800-724-7526.

Notwithstanding the foregoing, please be advised that any pending distribution requests from the Plan by terminated employees who elect to participate in the Offer that are not processed before July 27, 2007 will be delayed until after the tender offer proceeds have been received by the Plan. In the event that the Offer is extended, the Restricted Period, if feasible, will be temporarily lifted and/or delayed until two business days prior to the new completion date of the Offer, as extended, at which time the Restricted Period will (re)commence. You may call the Information Agent (D.F. King & Co., Inc.) at 1-800-659-6590 to obtain updated information on expiration dates, deadlines, the Restricted Period and restrictions on units representing tendered shares. You also may call UBS Securities LLC, the Dealer Manager for the Offer at 1-877-827-4180 for more information regarding the tender offer.

Confidentiality

To assure the confidentiality of your decision, the Tabulator will tabulate the Internet Direction Forms and Direction Forms, and return aggregate results to the Plan Trustee and participant-level results to the Plan’s Recordkeeper, and the Plan Trustee will provide aggregate results to the Purchasing Agent. Neither the Tabulator or Purchasing Agent, nor their respective affiliates or agents, will make your individual direction available to the Company. The Plan Trustee will not have access to the participant-level results. The Plan’s Recordkeeper, a wholly owned subsidiary of the Company, will have access to the participant-level results in order to perform calculations of the allocable shares of Common Stock available for tender by Plan participants and the final shares of Common Stock to be tendered, but will not communicate participant-level results to the Company.

Procedure To Submit Your Tender Direction

You may submit your tender direction on the Internet Direction Form at https://www.tabulationsplus.com/schw-esop or by completing the enclosed Direction Form and returning it to the Tabulator. For purposes of the final tabulation, the Tabulator will apply your instructions to the number of shares allocable to the units you hold in the ESOP Equity Unit Fund as of 4:00 p.m., Eastern Time, on July 27, 2007, or as of the applicable later date if the Offer is extended and will provide the aggregate number of shares tendered on behalf of the Plan to the Plan Trustee for delivery to the Purchasing Agent.

If you do not properly complete and submit the Internet Direction Form by the deadline specified or do not properly complete and return the Direction Form by the deadline specified, the shares of Common Stock allocable to the units you hold in the ESOP Equity Unit Fund will be considered NOT TENDERED. Note that you only need to submit either the Internet Direction Form or the enclosed Direction Form — submission of both forms is neither required nor encouraged.

You have the following options with respect to the tender offer:

•

You may elect to accept the Final Purchase Price (marked on the election form as TBD) with respect to some or all of the shares allocable to the units you hold in the ESOP Equity Unit Fund, in which case the shares allocable to the units you hold in the ESOP Equity Unit Fund will be deemed tendered at the minimum price of $19.50 unless the prevailing market price on July 27, 2007 is higher than the minimum price, in which case, your shares will be tendered at the prevailing market price rounded up to the next highest $0.10 increment. You should understand that this election may effectively lower the Final Purchase Price and could result in the shares allocable to the units you hold in the ESOP Equity Unit Fund being purchased at the minimum price of $19.50 per share. However, by electing to accept the Final Purchase Price you can maximize the chance of all of the shares allocable to the units you hold in the ESOP Equity Unit Fund being accepted for tender.

•

You may direct the tender of shares allocable to the units you hold in the ESOP Equity Unit Fund at different prices. To do so, you must state the percentage (in whole numbers) of shares allocable to the units you hold in the ESOP Equity Unit Fund to be sold at each price by filling in the percentage on the line immediately before the price.

•

If you do not want to tender shares allocable to the units you hold in the ESOP Equity Unit Fund at a certain price, then leave the applicable line blank. The total of the percentages you provide on the Direction Form may not exceed 100%, but it may be less than 100%. If this amount is less than 100%, you will be deemed to have instructed the Purchasing Agent NOT to tender the entire balance of the shares allocable to the units you hold in the ESOP Equity Unit Fund.

To complete the Internet Direction Form, go to https://www.tabulationsplus.com/schw-esop, and follow the directions provided therein. To complete the Internet Direction Form, you will need the ESOP Equity Unit Fund Voting Control Number, which is listed at the top of the enclosed Direction Form. If you are unable to determine your ESOP Equity Unit Fund Voting Control Number please contact the Information Agent (D.F. King & Co., Inc.) at 1-800-659-6590. You will have the opportunity to receive confirmation by electronic mail of the receipt of your Internet Direction Form.

If you choose not to submit your directions using the Internet Direction Form and wish to participate in the Offer, you must properly complete the enclosed Direction Form by doing the following:

1.        If you wish to tender the shares allocable to the units you hold in the ESOP Equity Unit Fund, CHECK BOX 1 and complete the table immediately below BOX 1, as follows.

•

Enter a percentage (in whole numbers) next to TBD if you wish to maximize the chance that this TBD percentage of shares allocable to the units you hold in the ESOP Equity Unit Fund will be purchased in the Offer, as this will indicate that you will accept the purchase price that the Company determines.

•	You may also specify the percentage (in whole numbers) of the shares allocable to the units you hold in the ESOP Equity Unit Fund that you want to tender at each price indicated.

•	The combination of shares tendered at TBD and/or at a specified purchase price should equal not more than 100%.

•

If you agree to accept the purchase price determined in the Offer, by electing TBD, the shares allocable to the units you hold in the ESOP Equity Unit Fund will be deemed to be tendered at the minimum price of $19.50 per share unless the prevailing market price on July 27, 2007 is higher than the minimum price, in which case, your shares will be tendered at the prevailing market price rounded up to the next highest $0.10 increment. You should understand that this election may lower the purchase price paid for all purchased shares in the Offer and could result in the shares allocable to the units you hold in the ESOP Equity Unit Fund being purchased at the minimum price of $19.50 per share. You may elect to tender up to 100% of the Shares allocable to the units you hold in the ESOP Equity Unit Fund using TBD.

2.        If you do not want to tender any shares allocable to the units you hold in the ESOP Equity Unit Fund or if you want to revoke your previous election, CHECK BOX 2.

3.        Date and sign the Direction Form in the space provided.

4.        Return the Direction Form in the enclosed return envelope so that it is received by the Tabulator at the address on the return envelope (P.O. Box 1997, New York, NY 10117-0024) not later than 4:00 p.m., Eastern Time, on Friday, July 27, 2007, unless the Offer is extended, in which case, to the extent feasible, the deadline will be two business days prior to the expiration date of the Offer. If you wish to return the form by overnight courier, please send it to the Tabulator at Ellen Philip Associates, 134 West 26th Street, 5th Floor, New York, NY 10001. Directions via facsimile will not be accepted.

If you tender your shares using the Internet Direction Form, you will be able to request an email confirmation of your tender. If you tender your shares using the enclosed Direction Form, you will not receive any notification regarding confirmation or acceptance of your tender until the proceeds are deposited in your Plan account.

Note: If you do nothing, that is if you do not complete this Direction Form and you do not complete the Internet Direction Form, then you will be deemed to have elected not to participate in the tender offer and none of the shares allocable to the units you hold in ESOP Equity Unit Fund will be tendered.

The Company reserves the right to determine, in its sole discretion, all questions as to the number of shares to be accepted in the Offer, the price to be paid for the shares and the validity, form, eligibility, including the time of receipt, and acceptance for payment of any tender of shares. The Company reserves the absolute right to reject any or all tenders of shares it determines not to be in the proper form. The Company also reserves the right to waive any defect or irregularity in the tender of any particular shares, and the Company’s interpretation of the terms of the Offer, including the instructions to the Direction form, will be final and binding on all parties, subject to a court of law having jurisdiction regarding such matters. None of the Company, the Tabulator, the Plan Recordkeeper, the Plan Trustee or the Purchasing Agent is or will be obligated to give notice of any defects or irregularities in tenders and none of them will incur any liability for failure to give such notice.

Your direction will be deemed irrevocable unless revoked by 4:00 p.m., Eastern Time, on Friday, July 27, 2007, unless the Offer is extended by the Company. In order to make an effective revocation, you must submit a new Internet Direction Form or new Direction Form which may be obtained by calling the Information Agent (D.F. King & Co., Inc.) at 1-800-659-6590 and requesting an additional Direction Form. Upon receipt of a new properly completed Internet Direction Form or Direction Form, by 4:00 p.m., Eastern Time, on Friday, July 27, 2007, your previous direction will be deemed canceled. You may direct the re-tendering of any shares allocable to the units you hold in the ESOP Equity Unit Fund by submitting an additional Internet Direction Form or Direction Form and repeating the previous instructions for directing your tender as set forth in this letter.

After the deadline for returning the Direction Form to the Tabulator, the Tabulator will complete the tabulation of all directions. At the direction of the Plan Trustee, the Purchasing Agent will tender the appropriate number of shares based on information received from the Tabulator on behalf of the Plan, absent specific instructions to the contrary from the Plan Administrator as may be required by applicable law.

After the Offer expires, the Company will select the lowest purchase price (in increments of $0.10) within the price range specified above that will allow it to buy 84 million shares or such lesser number of shares as are properly tendered and not properly withdrawn. All shares acquired in the Offer will be acquired at the same purchase price regardless of whether the stockholder tendered at a lower price. The Company will purchase only those shares properly tendered at prices at or below the purchase price selected by the Company and not properly withdrawn prior to the expiration of the Offer. However, because of the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, the Company may not purchase all of the shares tendered at prices at or below the purchase price selected by the Company if more than the number of shares the Company seeks are properly tendered and not properly withdrawn. Any shares allocable to the units you hold in the ESOP Equity Unit Fund that are not purchased in the Offer will remain in the ESOP Equity Unit Fund under the Plan.

The preferential treatment of holders of fewer than 100 shares, as described in the Offer to Purchase, will not apply to participants in the Plan, regardless of the number of shares allocable to the individual units you hold in the ESOP Equity Unit Fund. Likewise, the conditional tender of shares, as described in the Offer to Purchase, will not apply to participants in the Plan.

Limitations on Following Your Direction

The Internet Direction Form and the enclosed Direction Form allow you to specify the percentage of the shares of Common Stock allocable to the units you hold in the ESOP Equity Unit Fund that you wish to tender and the price or prices at which you want to tender shares allocable to the units you hold in the ESOP Equity Unit Fund. As detailed below, when the Purchasing Agent tenders shares on behalf of the Plan, it may be required to tender shares on terms different from those set forth on your Internet Direction Form or Direction Form.

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”) prohibits the sale of shares to the Company for less than “adequate consideration,” which is defined by ERISA for a publicly traded security as the prevailing market price on a national securities exchange. The Plan Administrator will determine “adequate consideration,” based on the prevailing or closing market price of the shares defined as the last-sale-eligible-trade reported to the NASDAQ exchange prior to 4:00:02 p.m. Eastern Time, on July 27, 2007 (the “prevailing market price”). Accordingly, depending on the prevailing market price of the shares on such date, the Purchasing Agent, at the direction of the Plan Administrator, may be unable to follow participant directions to tender shares to the Company at certain prices within the offered range. The Purchasing Agent will tender or not tender shares allocable to units you hold in the ESOP Equity Unit Fund as follows:

•

If the prevailing market price on July 27, 2007 is greater than the maximum tender price offered by the Company in the Offer ($22.50 per share), notwithstanding your direction to tender shares allocable to units you hold in the ESOP Equity Unit Fund, no shares in the Plan will be tendered and therefore the shares allocable to units you hold in the ESOP Equity Unit Fund will not be tendered.

•

If the prevailing market price is lower than the price at which you direct shares allocable to the units you hold in the ESOP Equity Unit Fund to be tendered, the Purchasing Agent will follow your direction both as to percentage of shares allocable to the units you hold in the ESOP Equity Unit Fund to be tendered and as to the price at which such shares allocable to the units you hold in the ESOP Equity Unit Fund are tendered.

•

If the prevailing market price is within the range of $19.50 to $22.50, the Purchasing Agent will follow your direction regarding the percentage of shares allocable to the units you hold in the ESOP Equity Unit Fund to be tendered, but only with respect to the shares allocable to the units you hold in the ESOP Equity Unit Fund which were tendered at a price equal to or greater than the prevailing market price.

Shares Held Outside of the Plan

If you also hold shares of Common Stock outside of the Plan (for example, shares you received when you exercised a stock option or shares that you bought on the open market), you will receive a separate mailing of Offer materials to be used to tender those shares. Those Offer materials may not be used to direct the Purchasing Agent to tender or not tender the shares allocable to the units you hold in the ESOP Equity Unit Fund. Likewise, the tender of shares allocable to the units you hold in the ESOP Equity Unit Fund under the Plan will not be effective with respect to shares you hold outside of the Plan. The direction to tender or not to tender shares allocable to the units you hold in the ESOP Equity Unit Fund under the Plan may be made only in accordance with the procedures in this letter. Similarly, the Internet Direction Form and the enclosed Direction Form may not be used to tender shares of Common Stock held outside of the Plan.

Special and Regular Quarterly Dividend Information

The purchase of shares pursuant to the Offer is part of the plan the Company announced on July 2, 2007 to return up to approximately $3.5 billion of capital to the Company’s stockholders. As part of the plan, the Company’s Board of Directors declared a special cash dividend of $1.00 per share, or approximately $1.2 billion in the aggregate, payable on August 24, 2007, subject to applicable legal requirements, to all stockholders of record as of the close of business on July 24, 2007. The Company’s Board of Directors also declared on July 2, 2007, the regular quarterly cash dividend of $0.05 per share, payable on August 24, 2007, subject to applicable legal requirements, to all stockholders of record as of the close of business on July 24, 2007. The regular and special dividends apply to shares (both vested and unvested) of Common Stock you may hold as a participant in the Plan, as part of the units you hold in the ESOP Equity Unit Fund as of the close of business on July 24, 2007.

If the units you hold in the ESOP Equity Unit Fund are configured for dividend pass-through, the proceeds of the special and regular dividends will be passed-though to you; otherwise such proceeds will be reinvested in the ESOP Equity Unit Fund just like all other dividend payments. Such reinvestment will occur as soon as administratively possible after receipt of the dividend. If you want to change your dividend election, either to receive the special dividend in cash or to have the dividend reinvested in the ESOP Equity Unit Fund, please contact Schwab Retirement Plan Services at 1-800-724-7526 or log on to schwabplan.com.

If, as a participant in the Plan, you hold shares (both vested and unvested) of Common Stock as part of the units you hold in the ESOP Equity Unit Fund as of the close of business on July 24, 2007, you will have the right to receive the special and regular quarterly dividends even if you choose to direct the tender of your shares in the Offer, regardless of whether you direct the tender of your shares before or after July 24, 2007.

Further Information

If you require additional information concerning the procedure to tender shares allocable to the units you hold in the ESOP Equity Unit Fund under the Plan, or if you require additional information concerning the terms and conditions of the Offer, please call D.F. King & Co., Inc., the Information Agent for the Offer, at 1-800-659-6590. You also may call UBS Securities LLC, the Dealer Manager for the Offer at 1-877-827-4180 for more information regarding the tender offer.

Sincerely,

The Charles Schwab Trust Company

The quickest way to submit your tender direction is to use the Internet Direction Form. To complete the Internet Direction Form, go to the Internet website https://www.tabulationsplus.com/schw-esop, and follow the directions provided thereon. To complete the Internet Direction Form, you will need the ESOP Equity Unit Fund Voting Control Number below. You will have the opportunity to receive confirmation by electronic mail of the receipt of your Internet Direction Form.

NO MATTER HOW SUBMITTED, IF YOUR PROPERLY COMPLETED DIRECTION IS NOT RECEIVED BY THE TABULATOR BY 4:00 P.M., EASTERN TIME ON FRIDAY, JULY 27, 2007, UNLESS THE TENDER OFFER IS EXTENDED, THE SHARES ALLOCABLE TO THE UNITS YOU HOLD IN THE ESOP EQUITY UNIT FUND WILL NOT BE TENDERED IN ACCORDANCE WITH THE TENDER OFFER.

CONTROL NUMBER:

Make sure to retain a copy of your control number in case you need it at a future time to change or revoke your tender direction.

DIRECTION FORM FOR UNITS OF THE ESOP EQUITY UNIT FUND IN THE SCHWABPLAN RETIREMENT SAVINGS AND INVESTMENT PLAN

THE CHARLES SCHWAB CORPORATION TENDER OFFER

BEFORE COMPLETING THIS FORM, PLEASE READ CAREFULLY THE ACCOMPANYING OFFER TO PURCHASE AND ALL OTHER ENCLOSED MATERIALS

The Plan Administrator, Recordkeeper, Plan Trustee and Purchasing Agent make no recommendation to any participant in the SchwabPlan Retirement Savings and Investment Plan (the “Plan”) as to whether to tender or not, or at which prices. Your direction to the Purchasing Agent will be kept confidential and only disclosed as necessary to the Recordkeeper.

This Direction Form, if properly signed, completed and received by the Tabulator in a timely manner, will supersede any previous Direction Form with regard to the units you hold in the ESOP Equity Unit Fund. If this Direction Form is dated as of the same date as an Internet Direction Form from the participant, the Internet Direction Form will control.

The Company reserves the right to determine, in its sole discretion, all questions as to the number of shares to be accepted in the Offer, the price to be paid for the shares and the validity, form, eligibility, including the time of receipt, and acceptance for payment of any tender of shares. The Company reserves the absolute right to reject any or all tenders of shares it determines not to be in the proper form. The Company also reserves the right to waive any defect or irregularity in the tender of any particular shares, and the Company’s interpretation of the terms of the Offer, including the instructions to the Direction form, will be final and binding on all parties, subject to a court of law having jurisdiction regarding such matters. None of the Company, the Tabulator, the Recordkeeper, the Plan Trustee or the Purchasing Agent is or will be obligated to give notice of any defects or irregularities in tenders and none of them will incur any liability for failure to give such notice.

To obtain information on the number of units you hold in the ESOP Equity Unit Fund under the Plan or for other general information about the Fund, please call the Schwab Retirement Plan Hotline at 1-800-724-7526 or visit schwabplan.com

Unless you choose to submit the Internet Direction Form, please complete, sign and date the form on the reverse side, and mail it promptly to the Tabulator in the enclosed pre-paid envelope.

In connection with the Offer to Purchase made by The Charles Schwab Corporation, dated July 3, 2007, I hereby direct the Purchasing Agent to tender the shares allocable to the units I hold in the ESOP Equity Unit Fund under the Plan as of July 27, 2007, unless a later deadline is announced, as follows:

☐ 1.	Please TENDER shares allocable to the units I hold in the ESOP Equity Unit Fund under the Plan in the percentage (in whole numbers) indicated below for each of the prices provided. A blank space before a given price will be taken to mean that no shares allocable to the units I hold in the ESOP Equity Unit Fund under the Plan are to be tendered at that price. I understand that certain transactions involving shares that are in the “tendered position” as part of my holdings in the ESOP Equity Unit Fund under the Plan, and the units representing such shares will not be available for other transactions through the Plan including any rebalancing, transfers, loans, and withdrawals. FILL IN THE TABLE BELOW ONLY IF YOU HAVE CHECKED BOX #1.

ESOP

Percentage (in whole numbers) of shares allocable to the units I hold in the ESOP Equity Unit Fund under the Plan to be Tendered. (The total of all percentages must be less than or equal to 100%. If the total is less than 100%, you will be deemed to have directed the Purchasing Agent NOT to tender the remaining percentage of units in the ESOP Equity Unit Fund.)

% at $TBD*	% at $20.00	% at $20.60	% at $21.20	% at $21.80	% at $22.40

% at $19.50	% at $20.10	% at $20.70	% at $21.30	% at $21.90	% at $22.50

% at $19.60	% at $20.20	% at $20.80	% at $21.40	% at $22.00

% at $19.70	% at $20.30	% at $20.90	% at $21.50	% at $22.10

% at $19.80	% at $20.40	% at $21.00	% at $21.60	% at $22.20

% at $19.90	% at $20.50	% at $21.10	% at $21.70	% at $22.30

*By entering a percentage on the % line at TBD, the undersigned understands that this action will result in this TBD percentage of the undersigned’s shares allocable to the units he or she holds in the ESOP Equity Unit Fund being deemed to be tendered at the minimum price of $19.50 per share for purposes of determining the Final Purchase Price unless the prevailing market price on July 27, 2007 is higher than the minimum price, in which case, your shares will be tendered at the prevailing market price rounded up to the next highest $0.10 increment. This may effectively lower the Final Purchase Price and could result in the undersigned receiving a per share price as low as $19.50. However, by electing to accept the Final Purchase Price you can maximize the chance of all of the shares allocable to the units you hold in the ESOP Equity Unit Fund being accepted for tender.

☐ 2.

Please DO NOT TENDER shares allocable to the units I hold in the ESOP Equity Unit Fund under the Plan.

If you do nothing, that is if you do not complete this Direction Form or you do not complete the Internet Direction Form, then you will be deemed to have elected not to participate in the tender offer and none of the units you hold in the ESOP Equity Unit Fund will be tendered.

, 2007
Signature	Date

(Please sign exactly as your name appears hereon)